Exhibit 10.35
Appendix I-1
CONFIRMATION OF
CENTRAL LABORATORY SERVICES
Rx Development Resources
Protocol DE002
August 26, 2005
CONFIDENTIAL
Protocol DE002
QLAB Project Code TBD
(Version 00 exhibits dated 09 Aug 2005)

TABLE OF CONTENTS

PROTOCOL IMPLEMENTATION AND SUPPORT	1
A.1 Projected Time Period and Scope of Services	1
A.2 Protocol Specific Laboratory Specifications document	1
A.3 Protocol Support and Project Delays	1
A.4 Visit Specific Kits	2
A.5 Investigator Training	2
A.6 Expedited Specimen Transport	2
A.7 Dry Ice Services	3
A.8 Patient Identification	3
DATA GENERATION AND TRANSMITTAL	3
B.1 Laboratory Data Reporting	3
B.2 Notification of Alerts	3
B.3 Blinding	3
B.4 Electronic Data Transmission	4
B.5 Status Report	4
B.6 Data Retention	4
B.7 Confidentiality	4
B.8 QNET™ Software Product	4
B.9 Electronic Records	4
ANALYTICAL SERVICES	5
C.1 Laboratory Events Schedule	5
C.2 Test Groups	5
C.3 Analytical Standards and Certification	5
C.4 Analytical Methodology Comparability	5
C.5 Specimen Stability	5
C.6 Reference Ranges and Reporting Units	6
C.7 Exclusion Criteria	6
C.8 High and Low Flags	6
C.9 Telephone Alert and Panic Alert Values	6
C.10 Delta Flags	6
C.11 Specimen Retention	6
C.12 Specimen Management	7
C.13 Specimen Storage	7
C.14 Central Laboratory Auditing	7
C.15 Contractors	7
FEES AND BILLING	7
D.1 Scheduled Visit Fees	7
D.2 Kit Construction Fees	7
D.3 Transportation Fees	8
D.4 Project Setup and Project Management Fees	8
D.5 Unscheduled Visit Fees	8
D.6 Expenses	8
D.7 Terms of Project Initiation Invoicing	9
D.8 Invoices and Billing	9
D.9 Test and Fee Cancellation	9
D.10 Clinical Trial Reconciliation	9
D.1l Cancellation of the Clinical Trial	9
D.12 Approval of Fee and Period in Force	10
D.13 Currency Exchange	10
D.14 Transmission of Information	11
D.15 Insurance	11
CONFIDENTIAL
Protocol DE002
QLAB Project Code TBD
(Version 00 exhibits dated 09Aug2005)

This Confirmation of Central Laboratory Services constitutes a CCLS under the Master Laboratory Services Agreement (the “MLSA”) between Rx Development Resources (“The Sponsor”) and Quintiles Laboratories Limited (“QLAB”) and specifies the terms and conditions upon which QLAB will provide analytical and data management services for the clinical trial described herein. QLAB, or its agents, make no other commitments or warranties, either expressed or implied, concerning the scope of services to be provided during the course of this agreement. The Sponsor and its agents recognize and affirm that the liability for any breach by QLAB shall be limited to the amount of fees paid to QLAB by Rx Development Resources or its agents before and during the course of Rx Development Resources Protocol DE002.
PROTOCOL IMPLEMENTATION AND SUPPORT
A.1 Projected Time Period and Scope of Services

Confirmation of Central Laboratory Services Date:	August 26, 2005

Protocol Number:	DE002

Project Initiation:	October 2005

Investigator Sites:	10—United States

Enrolled Patients:	106

Average Patients per Site:	10-11
A.2 Protocol Specific Laboratory Specifications document
QLAB, in conjunction with The Sponsor, will complete a protocol specific Laboratory Specifications document. The Laboratory Specifications document will define the protocol and procedural parameters necessary for database construction, kit specification & design, customized requisitions & reports, and the laboratory instruction manual.
A.3 Protocol Support and Project Delays
The Sponsor shall forward to QLAB in a timely manner all documents, materials and information in The Sponsor’s possession or control necessary for QLAB to conduct the Services. QLAB shall not be liable to The Sponsor nor be deemed to have breached this Agreement for errors, delays or other consequences arising from The Sponsor’s failure to timely provide, documents, materials or information or to otherwise cooperate with QLAB in order for QLAB to timely and properly perform its obligations, and any such failure by The Sponsor shall automatically extend any timelines affected by a time period reasonably commensurate to take
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into account such failure, unless The Sponsor agrees in writing to pay any additional costs that would be required to meet the original timeline. If The Sponsor delays a project from its agreed starting date or suspends performance of the project, then either: a) The Sponsor will pay the standard daily rate of QLAB’s personnel assigned to the project, based on the percentage of their time allocated to the project, for the period of the delay, in order to keep the current team members; or, b) QLAB may re-allocate the personnel at its discretion. In addition, The Sponsor will pay all non-cancelable costs and expenses incurred by QLAB due to the delay and will adjust all timelines to reflect additional time required due to the delay.
A.4 Visit Specific Kits
QLAB will provide to each investigator site all materials necessary for collection and transport of specimens to be tested at QLAB in accordance with industry standards. These materials will include visit-specific laboratory requisitions and kits designed to meet the needs of this clinical trial. All laboratory requisitions, collection materials and mailers will be pre-labeled with a unique bar-coded accession number. The accession number will be used throughout the study to ensure accurate tracking, collation, and reporting of patient laboratory data.
A.5 Investigator Training
QLAB will provide a protocol-specific laboratory instruction manual to each investigator and training to the study coordinators in all laboratory procedures and services pertaining to this clinical trial at the Investigator meeting. Items to be covered will include, but will not be necessarily limited to, proper specimen collection and processing, on-site archival of frozen specimens, and shipping of samples under conditions to maximize analyte stability. The Sponsor or its designated representative will provide QLAB with investigator delivery addresses for supplies and laboratory reports as well as 24-hour, 7-day telephone numbers for communication of telephone and panic alert test results. QLAB will attend up to two (2) investigator meetings per region free of charge. The Sponsor will be charged a professional fee for attendance at investigator meetings in excess of this amount. QLAB will be eligible for reimbursement of all production and distribution costs of investigator meeting materials as well as any reasonable travel-related expenses incurred therein. All Materials will be printed in English. Documents printed in languages other than English will result in additional fees.
A.6 Expedited Specimen Transport
If requested in the Laboratory Specifications document, QLAB will be responsible for arranging for express shipping with a courier who provides a system by which clinical trial specimens can be tracked during shipment. The risk of loss during shipment, however, shall be borne by The Sponsor, and Quintiles disclaims any liability for loss or damage occurring during shipment, except to the extent that such loss or damage is caused by the negligence or intentional misconduct of QLAB.
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In the continental United States, ambient specimens can be shipped Monday through Saturday on the day of collection. Ambient specimen shipments from sites in Canada will be limited to Monday through Friday on the day of collection, with the exception of remote locations. Ambient specimen shipments from sites in Alaska and Hawaii will be limited to Monday through Thursday on the day of collection. Frozen shipments from sites in the continental United States and Canada will be limited to Monday through Thursday, and Monday through Wednesday for sites in Alaska and Hawaii.
A.7 Dry Ice Services
QLAB does not provide dry ice services. However, QLAB can assist in the coordination of dry ice services in certain regions on an optional basis only.
A.8 Patient Identification
From customized visit specific laboratory requisitions, QLAB will collect and report patient demographic data as required by The Sponsor’s protocols and procedures and based on QLAB’s capabilities.
DATA GENERATION AND TRANSMITTAL
B.1 Laboratory Data Reporting
The laboratory report is custom designed to meet The Sponsor’s specific CRF format. Faxed and/or hard copy laboratory reports are sent to the investigator centers, The Sponsor and CRO as defined in the Laboratory Specifications document.
B.2 Notification of Alerts
QLAB will contact investigators by telephone with Telephone High, Telephone Low, Panic High, Panic Low and Exclusion Alerts on the day testing is completed. QLAB will contact The Sponsor or its designated representative with Panic Highs and Lows and for all flags if the investigator cannot be reached.
B.3 Blinding
Blinding of selected laboratory results is available as an optional service from QLAB. If The Sponsor determines that there is a requirement for blinding of results in this clinical trial, such requirements will be defined in the Laboratory Specifications document.
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B.4 Electronic Data Transmission
QLAB will transfer clinical trial data in one of QLAB’s standard formats or a mutually agreed-upon format, media and schedule directly from our facility to The Sponsor’s data management facility or designated representative location.
B.5 Status Report
QLAB will provide The Sponsor or its designated representative with status reports throughout the conduct of this trial summarizing the number of patients tested to date by visit for each investigator site. The frequency and mode of distribution of the status report are defined in the Laboratory Specifications document.
B.6 Data Retention
QLAB will maintain all electronic laboratory data compiled from this clinical trial for the term of the clinical trial plus an additional fifteen years. At the end of that fifteen-year period, QLAB will forward electronic records to The Sponsor or retain for an additional fee, according to The Sponsor’s written instructions.
B.7 Confidentiality
QLAB will maintain the confidentiality of information related to the conduct and results of this clinical trial as set forth in the MLSA.
B.8 QNET™ Software Product
If Sponsor requests the use of QNET™ in the Laboratory Specifications document, QLAB will provide Sponsor or its designated party with the services of the QNET™ software product according to the terms and conditions of the QNET SOFTWARE LICENSE AGREEMENT agreed to under separate signature of both QLAB and Sponsor. QLAB will be eligible for reimbursement of all travel-related expenses incurred with the installation of QNET at the Sponsor designated location(s) as well as travel-related expenses incurred as part of any required QNET support.
B.9 Electronic Records
Regarding the FDA’s electronic records and signatures regulation, 21 CFR Part 11 (“Part 11”), QLAB has a compliance plan in place as to its applicable database applications and electronic records systems and it is working diligently to implement its plan. QLAB, however, is not responsible for the compliance or non-compliance of applications or systems used by third
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parties (including, but not limited to, investigative sites or third party laboratories), or for any Part 11 audits or assessments thereof, unless such applications or systems are owned by QLAB.
ANALYTICAL SERVICES
C.1 Laboratory Events Schedule
The schedule for analytical and related laboratory services for The Sponsor’s Protocol DE002 is outlined as Exhibit A.
C.2 Test Groups
Analytical services referenced in the Laboratory Events Schedule for Protocol DE002 are outlined as Exhibit B.
C.3 Analytical Standards and Certification
QLAB will maintain all state and federal licenses required to perform diagnostic testing on interstate specimens. QLAB documents all in-house quality control and quality assurance programs and will make available applicable results from inter-laboratory proficiency programs conducted by the College of American Pathologists or similar accrediting organizations during central laboratory audits (see section C.14 Central Laboratory Audits).
C.4 Analytical Methodology Comparability
In order to provide consistency of results throughout the clinical trial program, QLAB will maintain the same test methodology and procedures utilized for the first laboratory-testing visit. The Sponsor may elect to adopt new and improved technology or revised procedures whenever QLAB makes them available. The Sponsor recognizes that circumstances beyond the control of QLAB can arise which would preclude the use of the same testing methodology throughout the clinical trial. Should this situation arise, QLAB will confer with The Sponsor prior to the selection of an alternative methodology.
C.5 Specimen Stability
Analytical services will not be performed on specimens for which the elapsed time from collection to analysis exceeds established limits of analyte stability. QLAB also reserves the right to cancel testing on specimens whose physical or chemical condition may jeopardize result integrity.
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QLAB Project Code TBD
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C.6 Reference Ranges and Reporting Units
Reference ranges and units will be those established by QLAB’s Global Technical Harmonization Committee as those, which are appropriate and available for the test methodologies being used in this clinical trial. QLAB reserves the right to periodically amend reference ranges as changes in instrumentation, reagent formulation, international standards, governmental recommendations, and testing methodologies are adopted throughout the clinical laboratory industry. However, no changes will be implemented without the explicit knowledge and consent of The Sponsor.
C.7 Exclusion Criteria
One exclusion value for each analyte and at specified visits may be selected by The Sponsor. All test results for a given analyte will be compared to this value. Results will be flagged as EX on the QLAB laboratory report.
C.8 High and Low Flags
Test results will be compared to sex stratified ranges and will be flagged as High or Low if the result violates the established range.
C.9 Telephone Alert and Panic Alert Values
Telephone and Panic Alert values will be those levels selected by the Sponsor where such levels are appropriate and available from QLAB. QLAB reserves the right to not implement a Panic Alert level that is inconsistent with generally accepted clinical laboratory standards. QLAB’s Laboratory Director will discuss the setting of Panic Alert levels with the Sponsor as appropriate.
C.10 Delta Flags
Delta flags will be reported for those patients whose laboratory values differ by a specified percentage relative to the laboratory visit established by The Sponsor as the baseline and will be set forth in the Laboratory Specifications document. Delta changes will be reported as +D or -D if the checked value has increased or decreased relative to the reference visit.
C.11 Specimen Retention
All specimens will be retained for a period of up to 7 days after reporting and will be made available for repeat testing if the elapsed time since specimen collection falls within the established limits of stability. Repeat testing will be performed at no additional charge if it is required due to the negligent acts or omissions of QLAB.
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QLAB Project Code TBD
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C.12 Specimen Management
QLAB will be responsible for monitoring and maintaining the temperature and other environmental conditions for frozen specimens which are being stored for an interim period prior to batch testing or shipping to another analysis facility. Storage times and conditions will be specified by The Sponsor in advance of the clinical trial commencement.
C.13 Specimen Storage
Long term specimen storage is a standard service offering of QLAB. Long term storage is defined as being a period greater than seven (7) days. If The Sponsor requests this service from QLAB, additional fees will be included in the Line Item Budget.
C.14 Central Laboratory Auditing
The Sponsor shall have the ability, upon reasonable notice to QLAB, to visit QLAB and examine all systems, documents and other materials related to the study. If The Sponsor audits QLAB, the parties shall cooperate and work in good faith to resolve any unsatisfactory audit findings. In addition, QLAB shall reasonably cooperate with and shall allow the Food and Drug Administration (FDA) and other governmental agencies to visit QLAB and to examine all systems, documents and other materials related to the study.
C.15 Contractors
QLAB will not retain any contractors to provide any of the services covered herein without the consent of The Sponsor; provided, however, QLAB may in its sole discretion assign at any time any or all of its rights and obligations under this Agreement to any of its corporate affiliates or may utilize any such affiliates to carry out its obligations under this Agreement.
FEES AND BILLING
D.1 Scheduled Visit Fees
Scheduled visit fees which include analytical testing and specimen management services by visit and reporting along with specimen storage, kit construction, database development and transmissions, set up and project management, and transportation costs are included in the Line Item Budget, attached hereto as Exhibit C (the “Budget”).
D.2 Kit Construction Fees
Kit construction fees which include the cost of visit specific collection kits and materials, as well as shippers, are included in the Budget. Sponsor will be invoiced for these costs at the time the collection kits are shipped to the investigator sites.
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Protocol DE002
QLAB Project Code TBD
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D.3 Transportation Fees
All transportation fees in the Budget are estimates. Transportation will be handled as a direct pass through cost to The Sponsor on the monthly invoice. QLAB applies a kit transportation management fee to each kit for the administrative cost of managing the transportation of supplies to the sites and the movement of samples to QLAB and/or a sponsor designated location.
D.4 Project Setup and Project Management Fees
Project Setup fees include the cost of database development, laboratory specifications development and laboratory instruction manual development. Project Management includes, but is not limited to, investigator support, data clarifications, turnaround monitoring, reporting (safety, pending test, overdue frozen, and protocol status), courier performance monitoring, and sponsor communications. The fees for Project Setup and Project Management services are included in the Budget. These fees are estimates based upon the study length provided by The Sponsor. However, QLAB will invoice The Sponsor for the actual period of time that service is provided. The Sponsor will be invoiced on a monthly basis until there is written notification from The Sponsor to close all the study activities (i.e. The study data clean up has been completed).
D.5 Unscheduled Visit Fees, Optional Test Fees, and Non-Protocol Add Test Fees
The fee for unscheduled visits is set forth in the Budget and shall be paid in accordance with the terms set forth therein. Any additional visits not listed in the Budget are considered unscheduled visits, fees for which are to be paid pursuant to the terms of the Budget. Unscheduled visit fees will be invoiced during the course of the study when they occur. Fees for optional tests are set forth in the Budget and relate to laboratory procedures required by the Protocol but performed only on selected patients under certain conditions, and will be invoiced as appropriate during the course of the study. (Example: Optional Test — Serum Pregnancy). Fees for non-protocol add tests are not included in the Budget. Non-protocol add tests relate to laboratory procedures requested by an investigator due to patient safety concerns. Costs associated with this service include analytical, faxed laboratory reporting, handling and, if appropriate, transportation fees. The Sponsor will be invoiced for non-protocol add tests on the final reconciliation invoice.
D.6 Expenses
QLAB shall be reimbursed by The Sponsor for all-reasonable and necessary travel and lodging expenses incurred in the performance of services provided herein which have been requested or approved by The Sponsor. Additionally, investigator site special requests for supplies that are not included in the bulk supply kit or other special requests shall be approved by and reimbursed by The Sponsor. Payment for such services shall be made to QLAB within thirty (30) days of receipt by The Sponsor of invoices or other evidence of such expenditures. Sponsor/CRO
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provided investigator information (name, address, phone and fax number) will be used when shipping study collection materials to investigators, as well as the construction of investigator data base information.
D.7 Terms of Project Initiation Invoicing
At the point The Sponsor asks QLAB to begin work on an individual project, Sponsor shall pay QLAB an amount equal to ten percent (10%) of the applicable Budget as a project initiation payment, which project initiation payment shall be credited back to Sponsor on the final invoice. QLAB will draw from these funds in order to pay for services and related costs and expenses consistent with the terms of this Agreement.
D.8 Invoices and Billing
Laboratory services will be invoiced based on the receipt of specimens. An invoice for all visit specific specimens received during the month plus any expenses incurred will be issued to The Sponsor the following month. Payment is due within thirty (30) days of the invoice date.
D.9 Test and Fee Cancellation
If some or all testing for a particular visit cannot be completed due to circumstances beyond the control of QLAB, all valid test results will be reported and the total visit fee will remain in effect. Examples of circumstances which can result in billable test cancellations would be: (1) failure to include a specimen required to complete testing for the visit, (2) specimen handling prior to courier pickup which does not meet written guidelines established by the laboratory and (3) provision of a QNS specimen for which all requested testing cannot be completed.
D.10 Clinical Trial Reconciliation
When The Sponsor informs QLAB in writing of the completion or cancellation of the clinical trial, reconciliation will be conducted. This accounting will reconcile any outstanding clinical trial-specific project initiation expenses, scheduled or unscheduled visit fees and specimen collection materials. A credit or debit invoice will be issued. Any additional charges not currently received at the time of reconciliation (ie. courier services, third party laboratory services, etc.) will be issued to The Sponsor in a separate invoice.
D.11 Cancellation of the Clinical Trial
Upon receiving written notification of early cancellation of the clinical trial, QLAB will provide The Sponsor with an accounting of all clinical trial-specific project initiation expenses, scheduled and unscheduled visit fees and unsalvageable specimen collection materials at the investigator sites. QLAB will charge 6% of the Budget as a cancellation fee. If the value of
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efforts extended and supplies shipped exceeds 6% of the total Budget, an invoice will be presented for those fees.
D.12 Approval of Fee and Period in Force
Upon receiving confirmation from The Sponsor that the project has been awarded to QLAB, QLAB will implement project initiation activities as outlined previously in Sections A.2 and D.7. If there is a substantive change in the expected number of investigators, number or schedule of visits, testing requirements, anticipated commencement date, length of project or overall protocol specific database design, QLAB will revise the Budget to reflect the increase or decrease in the scope of work. Otherwise, the fees will remain in effect for 12 months from the date study kits were first forwarded to investigator sites. QLAB’s fee schedule will be subject to review on an annual basis and will be increased for the next 12 month period based upon the greater of four percent (4%) or the average percentage change in the wages/earnings survey as published in the Economist (or as reported at www.economist.com) over the preceding twelve (12) month period. In the unforeseen event of governmentally mandated changes or transportation industry regulation changes which require significant changes in the conduct of the clinical laboratory industry, QLAB will contact The Sponsor if there will be any cost impact on the study in progress. Additionally, any fuel surcharges, tariffs or import duties imposed on QLAB for courier services will be passed through to The Sponsor on the monthly invoice.
D.13 Currency Exchange
The currency to be used for invoice and payment shall be the currency stated in the Budget attached to this CCLS (the “Contracted Currency”). If a currency referenced within the Budget is replaced by the Euro or otherwise ceases to become legal tender, the applicable replacement currency will be substituted for such currency for the purposes of this clause using the conversion rate established at www.oanda.com. The Sponsor acknowledges that, due to fluctuations in currency exchange rates, QLAB’s actual fees & pass-through costs may be greater or lesser than the budgeted or estimated amounts contained in this CCLS.
If QLAB incurs pass-through costs in a currency other than the Contracted Currency, then The Sponsor shall reimburse QLAB for QLAB’s actual costs in the Contracted Currency based on the Oanda foreign currency exchange rate for the applicable currencies on the last business Friday of the month.
If this CCLS involves the performance of Services by QLAB or its affiliates in any country that uses a currency other than the Contracted Currency, then the Budget for those services will be based on the local rates in the currency used by QLAB for pricing in that country, but converted to and reflected in the Contracted Currency. If the fees for Services under this CCLS exceed $200,000, and the conversion rate between the local currencies and the Contracted Currency has fluctuated more than 2% plus or minus, since the budget was prepared, QLAB may calculate a foreign currency exchange adjustment. The adjustment will be calculated every six (6) months
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after the contract execution date, by comparing the foreign currency exchange rate stated in the Budget attached to this CCLS to the Oanda average rate over the preceding six (6) months. Any resulting decrease in costs will be immediately credited to The Sponsor and any resulting increase in costs will be invoiced to The Sponsor, and shall be due for settlement without delay.
D.14 Transmission of Information.
All information transmitted by QLAB pursuant to this agreement will be sent by the standard transmission method selected by QLAB (telephone, facsimile, mail, personal delivery or email). The Sponsor hereby consents and authorizes QLAB to send facsimiles relating to the Services, or relating to potential future services, to any office of The Sponsor or The Sponsor’s affiliates.
D.15 Insurance
During the term of this Agreement to cover its obligations hereunder, each party shall maintain insurance coverage as follows: 1) (a) Professional Liability for QLAB in an amount of at least US$10,000,000.00; (b) Product Liability for The Sponsor in an amount of at least US$10,000,000.00; and 2) General Liability in amounts of at least US$3,000,000.00. All insurance amounts may be obtained by full, individual primary policy amount; a primary amount of less than minimum requirement enhanced by a blanket excess umbrella policy; or a combination of either. Each party shall provide the other party with a certificate of insurance upon request. The insured shall provide the other party with at least thirty (30) days prior written notice of any material change, cancellation or expiration of the above-required insurance.
ACKNOWLEDGED, ACCEPTED AND AGREED TO BY:

/s/ Thomas Wollman	9/7/05
Thomas Wollman	Date
Vice President
Global Central Laboratories
Authorized Representative of Rx Development Resources:

Barry Butler (Type or print name)

Partner / CEO
(Type or print title)

/s/ Barry Butler
Signature	9/1/05
Date
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Protocol DE002
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(Version 00 exhibits dated 09 Aug 2005)

EXHIBIT A

LABORATORY EVENTS SCHEDULE
VERSION: 00	START DATE (1st Lab Draw) OCTOBER 2005
RX DEVELOPMENT RESOURCES PROTOCOL: DE002 INDICATION: DRY EYE Number of Countries 1	ENROLLMENT 6 MONTHS PATIENT DURATION 2 MONTHS STUDY DURATION 8 MONTHS

	No. of			Early		Total
COUNTRIES	Centers	Screen	Day 42	Term	Unsch	Visits
U.S.	10	150	106	As	As	256

TOTAL	10	150	106	Needed	Needed	256

Chemistry w/ 14 Constituents		●	●	●	m
Haematology w/ Differential		●	●	●	m
Urinalysis w/ Microscopic		●	●	●	m
Serum b-hCG		❖	❖	❖	m

Key	● Scheduled Testing
m Unscheduled/Repeat Testing
❖ Required for females of childbearing potential. Budget assumes 50% of patients.
QuintilesLaboratories\ATL\KT\9Aug2005\l\commdocs\RXDEVELOPMENT\DE002\psb\kt.V00. 09Aug2005

EXHIBIT B
LABORATORY TESTING REQUIREMENTS
VERSION: 00
RX DEVELOPMENT RESOURCES
PROTOCOL: DE002
INDICATION: DRY EYE

[1] Chemistry	[1] Haematology	[1] Urinalysis	Endocrinology
Sodium	WBC	Color	Serum b-hCG
Potassium	Haemoglobin	Clarity/Appearance	Method: Bayer Chemiluminescence
BUN/Urea	Haematocrit	Specific Gravity
Creatinine	RBC	pH
Glucose	MCV	Protein
Calcium	MCH	Blood
Phosphorus	MCHC	Glucose
Total Protein	RDW	Ketones
Albumin	Platelet Count	Bilirubin
AST (SGOT)	Differential	Urobilinogen
ALT (SGPT)	Method: Beckman/Coulter/	Nitrite
Alkaline Phosphatase	Microscopy	Leukocyte Esterase
Total Cholesterol		Microscopic
Triglycerides		Method: Bayer Multistix/
Method: Roche BMD		Manual Microscopy
PLEASE NOTE; Quintiles Laboratories will provide the centers with all the materials necessary for specimen collection, temporary storage and overnight shipping of samples. Services assume that all samples will ship protected ambient on the day of collection using standard courier services, unless otherwise noted. Laboratory reports will be provided via fax daily with weekly hard copies to sponsor.

[1]	Quintiles Laboratories assumes standard test panels. Customization of testing may result in budget changes.
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RX DEVELOPMENT RESOURCES
PROTOCOL: DE002

	optional	NORTH AMERICA
	services	Units	Fee $	TOTAL $
ADMINISTRATIVE FEES
lp				$6,563.50
Project Management (Monthly fee)		8	$360.91	$2,887.28
Date Transmission File Development — QLAB Standard Format				no charge
Data Transmissions & Routine Maintenance — QLAB Standard Format (monthly fee)		8	$388.89	$3,111.12
Translation Administrative Fee (per study)	optional	0	$100.00	$—
Database Modifications / Special Programming (per hour)	as needed	0	$138.89	$—
Dry Ice Coordination Fee (per shipment)	as needed
Sample Storage (per tube per month)	as needed	0	$0.56	$—

ADMINISTRATIVE SUBTOTAL				$12,561.89

ANALYTICAL SERVICES
Chemistry w/ 14 Constituents		256	$13.33	$3,412.48
Haematology w/ Differential		256	$13.33	$3,412.48
Urinalysis w/ Microscopic		256	$10.89	$2,787.84
Serum b-hCG		128	$24.44	$3,128.32
Non-Protocol Add Tests	as needed	0	TBD	$—
Unscheduled/Retest Analytical Visit	as needed	0	TBD	$—
Early Termination Analytical Visit	as needed	0	TBD	$—

ANALYTICAL SUBTOTAL				$12,741.12

REPORTING
Daily Fax / Weekly Mail to Sponsor (Day of Receipt testing)		256	$4.00	$1,024.00
Dally Fax / Weekly Mail (Batch &/ or ref lab testing)	as needed	0	$4.00	$—
QNET™ Laboratory Reporting Software		Value added service

REPORTING SUBTOTAL				$1,024.00

KITS / SUPPLIES
Transportation Management — U.S.		256	$0.75	$192.00
Collection Kits — Small (1-4 tubes, baggie)	as needed	0	$5.00	$—
Collection Kits — Standard (1-10 tubes)		256	$8.00	$2,048.00
Bulk Supplies Box (One Per Site)		10	$17.11	$171.10
Diagnostic Ambient Shippers — Budget assumes 1.2 kits/shipper		214	$2.00	$428.00
Diagnostic Ambient/Frozen Combo Shippers	as needed	0	$9.50	$—
Diagnostic Single Frozen Shippers	as needed	0	$6.00	$—
Diagnostic Frozen Shipper (Bulk/Batch)	as needed	0	$15.00	$—
Urine Cups, Sterile ( 25 cups per site)		250	$0.12	$30.00
Urine Pregnancy Test Kits- Office Use	as needed	0	$51.66	$—
Miscellaneous Supplies/ Kit overage	as needed			$—

SUPPLY SUBTOTAL				$2,869.10

TOTALS W/0 PASS-THROUGH ESTIMATES				$29,196.11

TRANSLATION OF LAB MANUAL/FLOW CHART				$—
INVESTIGATOR MEETINGS (beyond 2 meetings)				$—
TRANSPORTATION: QLAB TO CENTERS				$160.00
TRANSPORTATION: CENTERS TO QLAB				$1,728.00
TRANSPORTATION FROM QLAB TO ANOTHER LOCATION				$—
DRY ICE	as needed
Transportation Overage	as needed			$—

PASS-THROUGH SUBTOTAL				$1,888.00

Transportation Charges are an estimate based on study paremeters (assuming major metropolitan cities) and current shipping costs. Actual charges will be passed through to the sponsor. The pass-through charges may indude fuel surcharge, duties, taxes and/or clearance/deliver charges as applicable.

TOTALS W/ PASS-THROUGH ESTIMATES				$31,084.11

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